Exhibit 10.1

United Bancshares, inc.
CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT ("Agreement") is made and entered into as of this _____ day of _______________, 2019, by and between United Bancshares, Inc., an Ohio corporation ("Holding Company"), The Union Bank Company, an Ohio state-chartered bank ("Bank") and Stacy Cox (the "Employee").

W I T N E S S E T H:

WHEREAS, the Employee is employed by the Bank; and

WHEREAS, the Bank and Holding Company recognize the possibility that a change in control of the Bank and/or Holding Company may occur and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Bank, the Holding Company and their respective shareholders; and

WHEREAS, the Bank and Holding Company believe it is in the best interests of the Bank and Holding Company to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the attention and dedication of the Employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Bank and/or Holding Company; and

WHEREAS, the Bank and the Holding Company has approved and authorized the execution of this Agreement with the Employee;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.         TERM. The term of this Agreement (the "Term") shall commence on the date first set forth above (the "Effective Date"), and shall terminate upon the earliest of: (i) the fifth (5th) anniversary of the Effective Date of this Agreement; (ii) the payment of all Change in Control Payments due to the Employee hereunder; or (iii) the termination of Employee’s employment under the circumstances described in Section 2 which would cause the Employee not to be eligible to receive a Change in Control payment hereunder; provided, however, that the Term as set forth subparagraph (i) above shall automatically be extended by five (5) years on each 5th anniversary of the Effective Date unless either the Bank or Employee gives notice to the other at least 30 days prior to the expiration of the Term (as it already may have been extended) that the Term shall not be further extended.

2.	CHANGE IN CONTROL PAYMENT.

a.     Cause for Payment. In the event that Employee remains employed by the Bank on the closing date of any transaction constituting a Change in Control, or if the Employee’s employment by the Bank is terminated during a 90-day period prior to the closing date of any transaction constituting a Change in Control for any reason other than: (i) Cause; (ii) Employee’s voluntary termination of employment without Good Reason; or (iii) the Employee's death, Employee shall be entitled to receive the Change in Control Payment from the Bank as described in this Section.

b.     Amount of Change in Control Payment. Except as otherwise required by subparagraph c. below, the amount of the Change in Control Payment to be paid to the Employee shall be equal to 1.50 multiplied by the Employee's Base Amount.

c.     Reduction of Change in Control Payment. In the event the Employee is to receive other compensation or consideration, including, but not limited to, bonus payments or acceleration of vesting of equity incentives, which would be considered a parachute payment under Code section 280G and Treasury Regulations issued thereunder as a result of a Change in Control resulting in a payment pursuant to this Section 2, the Change in Control Payment made pursuant to subparagraph b. above shall be reduced such that the sum of such other parachute payments and the Change in Control Payment do not exceed 2.99 multiplied by the Employee's Base Amount.

d.     Timing of Change in Control Payment. The Change in Control Payment shall be paid to the Employee at or simultaneously with the closing or consummation of the transaction which constitutes the Change in Control; provided, however, that in no event shall the payment be made any later than March 15th of the calendar year immediately following the calendar year in which the Change in Control occurs.

3.       TERMINATION OF OTHER AGREEMENTS/AT-WILL EMPLOYMENT. This Agreement shall supersede any other agreement, oral, written, implied or otherwise, pertaining to the terms of employment of the Employee for the Bank and, if any such agreement previously exists, such agreement shall hereinafter be considered null and void. Nothing in this Agreement shall be construed to limit or impair the Bank's right to terminate Employee at will.

4.	DEFINITIONS. For the purposes of this Agreement, the following words and phrases shall have the meanings indicated:

a.     Base Amount. "Base Amount" shall have the same definition as is provided to that phrase under Code section 280G(b)(3)(A) and shall be interpreted in accordance with Treasury Regulations issued thereunder.

b.     Board. "Board" shall mean the Board of Directors of the Bank, or any individual or committee designated by the Board to perform its obligations hereunder.

c.     Cause. "Cause" shall mean, and is limited to, either:

i.

the continued willful refusal (other than a willful refusal resulting from Employee's incapacity due to physical or mental illness) by Employee to substantially perform such duties as are reasonably imposed on him by the Board;

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Change in Control Agreement

ii.	the willful and continued engagement by Executive in conduct which Employee knows or reasonably should know is contrary to the best interests of the Bank, as reasonably determined by the Board;

iii.	Employee’s conviction of, or plea of nolo contendre to, a felony which involves moral turpitude or which materially impairs Employee’s ability to perform his duties with the Bank; or

iv.

the Employee willfully engaging in conduct which violates any applicable law, governmental regulation or governmental executive order, which could reasonably be expected to subject the Bank to a material penalty or substantial damages (for example, but without limitation thereto, sexual harassment or illegal discrimination).

d.     Change in Control. "Change in Control" means the occurrence of any of the events described in paragraphs (i), (ii), and (iii) of this definition. All of such events shall be determined under and, even if not so indicated in the following paragraphs of this definition, shall be subject to all of the terms of Section 1.409A-3(i)(5) of the Treasury Regulations.

i.

A change in the ownership of the Bank and/or Holding Company (within the meaning of Section 1.409A-3(i)(5)(v) of the Treasury Regulations). In very general terms, Section 1.409A-3(i)(5)(v) of the Treasury Regulations provides that a change in the ownership of the Bank and/or Holding Company occurs when a person or more than one person acting as a group acquires outstanding voting securities of the Bank and/or Holding Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Bank and/or Holding Company.

ii.

A change in the effective control of the Bank and/or Holding Company (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations). In very general terms, Section 1.409A-3(i)(5)(vi) of the Treasury Regulations provides that a change in the effective control of the Bank and/or Holding Company occurs either:

A.     when a person or more than one person acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank and/or Holding Company possessing 30% or more of the total voting power of the stock of the Bank and/or Holding Company; or

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B.     when a majority of members of the board of directors of either the Bank and/or Holding Company is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the respective board prior to the date of the appointment or election.

iii.

A change in the ownership of a substantial portion of the assets of the Bank and/or Holding Company (within the meaning of Section 1.409A-3(i)(5)(vii) of the Treasury Regulations). In very general terms, Section 1.409A-3(i)(5)(vii) of the Treasury Regulations provides that a change in the ownership of a substantial portion of the assets of the Bank and/or Holding Company occurs when a person or more than one person acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank and/or Holding Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets (determined without regard to any liabilities associated with such assets) of the Bank and/or Holding Company, respectively, immediately prior to such acquisition or acquisitions.

e.     Code. "Code" means the Internal Revenue Code of 1986, as amended.

f.     Disability. "Disability" means the Employee's physical or mental disability that prevents the performance by the Employee of the Employee’s duties with the Bank lasting (or likely to last, based on competent medical evidence presented to the Bank) for a continuous period of six months or longer. The reasoned and good faith judgment of the Bank as to whether the Participant has a Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by the Employee or by any physician or group of physicians or other competent medical experts employed by the Employee or the Bank to advise the Bank.

g.     Good Reason. "Good Reason" shall mean, and is limited to:

i.	the voluntary termination of employment of the Employee within 90 days following:

A.      any assignment to the Employee of any duties, functions or responsibilities that are significantly different from, and result in a substantial and material diminution of, the duties, functions or responsibilities that the Employee has on the Effective Date;

B.     any requirement by the Bank that the Employee be based more than 50 miles from Columbus Grove, Ohio; or

C.      any material reduction in base salary or employee benefits (other than in connection with a reduction generally applicable to similarly situated employees); or

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ii.	termination resulting from the Disability of the Employee.

5.	MISCELLANEOUS.

a.     Obligation of the Bank. The Bank, and not the Board or any member thereof, shall be liable for any and all claims made in connection with this Agreement and for any and all payments to which Employee may be entitled under this Agreement. The Agreement shall be unfunded.

b.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Employee, and the successors and assigns of the Bank, except that Employee may not assign this Agreement.

c.     Modification. This Agreement may not be changed, amended, or modified except by a writing signed by both parties; provided, however, that any obligation arising under this Agreement shall remain subject to the jurisdiction and ruling of any bank regulatory authority, including, but not limited to, the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions, and upon a proper exercise of regulatory authority by such entity or agency the obligations in this Agreement will be decreased or eliminated so as to comply with the judgment and rulings of such entity or agency.

d.     Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required to be or may be given under this Agreement shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by a commercially reputable overnight delivery service, delivery charges prepaid, to the parties at the addresses set forth herein or to such other address as either party may designate from time to time by notice to the other party sent in like manner.

e.     Governing Law. This Agreement constitutes the entire agreement between the parties and shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed solely within such state.

f.     Tax Liability. The Bank may withhold from any payment of benefits under this Agreement, or from any other compensation payable to the Employee by the Bank, such amounts as the Bank determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld under applicable law.

g.     Headings. The section headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the construction or interpretation of this Agreement.

h.     No Mitigation.   The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination or otherwise.

i.     Confidentiality. This Agreement shall be confidential, and Employee agrees not to disclose the existence of this Agreement or its terms to anyone other than Employee’s attorney and Employee’s financial and tax advisors.

(signature page immediately follows)

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IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed as of the day and year first above written.

THE UNION BANK COMPANY	EMPLOYEE

By:

Its:

UNITED BANCSHARES, INC.

By:

Its:

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